 Exhibit (h)(7)(i)

AMENDMENT TO PARTICIPATION AGREEMENT
Regarding

RULE 498A
And
TRUST DISCLOSURE DOCUMENTS

Protective Life and Annuity Insurance Company (the “Company”), Eaton Vance Variable Trust (the “Trust”), a Massachusetts business trust, on its behalf and on behalf of each separate investment series thereof, whether existing as of the date above or established subsequent thereto, (each, a "Portfolio" and collectively, the "Portfolios") and Eaton Vance Distributors, Inc. (the “Distributor”) entered into a certain participation agreement dated November 9, 2020 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of March 22, 2022, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Separate Accounts”), the Trust and the Distributor (collectively, the “Parties”).

RECITALS
WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of a “Portfolio as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for a Portfolio be delivered to Contract Owners under certain circumstances;

45008681.4

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain Trust Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rule 498A unless the Trust prepares and provides the Trust Documents that are specified in the Rule;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Trust, and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

  Provision of Trust Documents; Website Posting.
    Trust Documents. The Trust (and the Distributor) is (are) responsible for preparing and providing the following “Trust Documents,” as specified in paragraph (j)(1)(iii) of Rule 498A:
      Summary Prospectus for a Portfolio(s);
      Statutory Prospectus for a Portfolio(s);
      Statement of Additional Information (“SAI”) for a Portfolio(s); and
      Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for a Portfolio(s).
    Deadline for Providing, and Currentness of, Trust Documents. The Trust and the Distributor shall provide the Trust Documents specified in 1(a)(i), (ii), and (iii) above to the Company (or its designee) on a timely basis (to facilitate the Company’s website posting) and provide updated versions as necessary to facilitate a continuous offering of the Trust’s securities and the Variable Contracts. The Trust or the Distributor shall provide the Shareholder Reports specified in 1(a)(iv) above on a timely basis (to facilitate the Company’s website posting).
    Format of Trust Documents. The Trust or the Distributor shall provide the Trust Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

  are both human-readable and capable of being printed on paper in human- readable format (in accordance with paragraph (h)(2)(i) of Rule 498A);
  permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and
  permit persons accessing the Trust Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs 1(c)(i) and (ii) above (in accordance with paragraph (h)(3) of Rule 498A).
  Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Trust Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Trust or the Distributor fulfill their obligations under this Amendment.

  Use of Summary Prospectuses.
    The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.
    The Trust or the Distributor shall ensure that a summary prospectus is used for a Portfolio to facilitate the Company’s compliance with paragraph (j)(1)(ii) of Rule 498A.
  Website Hosting Fee (Expense Allocation). The Company shall bear the costs of posting, maintaining, and managing the Trust Documents on the website hosted by the Company.

  Content of Trust Documents. The Trust or the Distributor shall be responsible for the content and substance of the Trust Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Trust Documents. Without limiting the generality of the foregoing in any manner, the Trust and the Distributor shall be responsible for ensuring that the Trust Documents as provided to the Company:
    Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

    Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

  Provision of Trust Documents for Paper Delivery. The Trust or the Distributor shall:

(a). At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Trust Documents,

so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly.
  Construction of this Amendment; Participation Agreement.
    This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of that Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.
    To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment. This Amendment is in addition to, and not instead of and does not replace, any other Amendments to the Participation Agreement.

  Termination. This Amendment shall terminate upon the earlier of:
    termination of the Participation Agreement; or

    60 days written notice from any Party to the other Parties.

  Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

  Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Trust and Distributor under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

PROTECTIVE LIFE AND ANNUITY
INSURANCE COMPANY, on behalf of itself and each Separate Account

By: /s/ Steve Cramer
Print Name: Steve Cramer
Title: Chief Product Officer – Retirement Division

The Trust:

Eaton Vance Variable Trust

By: /s/ James Kirchner
Print Name:  James Kirchner
Title: Treasurer

The Distributor:

Eaton Vance Distributors, Inc.

By: /s/ Brian Taranto
Print Name: Brian Taranto
Title: Chief Administrative Officer